EXHIBIT (10)(iii)13

                              EMPLOYMENT AGREEMENT

       AGREEMENT by and between CH Energy Group Inc. ("Energy Group"), a New York corporation, and ----------------- (the "Executive"), dated as of the ----- day of ---------, 2000.

       The Board of Directors of Energy Group (the "Board") has determined that it is in the best interests of Energy Group and its shareholders to assure that Energy Group will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of Energy Group. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to Energy Group currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused Energy Group to enter into this Agreement with the Executive.

       NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

       1. This Employment Agreement shall be between Energy Group and the Executive named above for all periods during which the Executive serves in the capacity as an officer of Energy Group or any of its affiliated companies.

       2.     CERTAIN DEFINITIONS.

              (a) As used in this Agreement, "Energy Group" shall mean CH Energy Group, Inc. as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

              (b) As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with Energy Group.

              (c) The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 2(d)) on which a Change of Control (as defined in Section 3) occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with Energy Group or any of its affiliated companies is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

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              (d)    The "Change of Control Period" shall mean the period
commencing on the date hereof and ending on the following July 31, which July 31 and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date". Unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one year from such Renewal Date, unless at least 60 days prior to the Renewal Date Energy Group shall give notice to the Executive that the Change of Control Period shall not be so extended; PROVIDED, that such a notice shall be null and void if it is reasonably demonstrated by the Executive that such notice was given (i) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise in connection with or anticipation of a Change of Control.

              (e)    The "Multiple" shall mean three.

       3. CHANGE OF CONTROL. For the purpose of this Agreement, a "Change of Control" shall mean:

              (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"))(a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of common stock of Energy Group (the "Outstanding Energy Group Common Stock") or (y) the combined voting power of the then outstanding voting securities of Energy Group entitled to vote generally in the election of directors (the "Outstanding Energy Group Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from Energy Group, (ii) any acquisition by Energy Group,
(iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Energy Group or its affiliated companies or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 3; or

              (b) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Energy Group's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

              (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Energy Group (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or

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substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Energy Group Common Stock and Outstanding Energy Group Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Energy Group or all or substantially all of Energy Group's assets either directly or through one or more of its affiliated companies) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Energy Group Voting Securities, as the case may be,
(ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of Energy Group or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business combination; or

              (d) Approval by the shareholders of Energy Group of a complete liquidation or dissolution of Energy Group.

       4. EMPLOYMENT PERIOD. Energy Group hereby agrees to continue, or cause to be continued, the Executive in its employ, or in the employ of any of its affiliated companies, and the Executive hereby agrees to remain in the employ of Energy Group or any of its affiliated companies subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

       5.     TERMS OF EMPLOYMENT.

              (a)    POSITION AND DUTIES.

                     (i) During the Employment Period, (A) the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location within Energy Group's service territory (as it existed immediately before the Effective Date); PROVIDED, that the Executive may be required to relocate outside such service territory if Energy Group or any of its affiliated companies provides the Executive with relocation benefits at least as favorable as those that would have been provided under Energy Group's, or any affiliated

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companies' applicable relocation policy as in effect immediately before the
Effective Date.

                     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of Energy Group or any of its affiliated companies and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees,
(B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of Energy Group or any of its affiliated companies in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to Energy Group or any of its affiliated companies.

              (b)    COMPENSATION.

                     (i) BASE SALARY. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by Energy Group or any of its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so increased.

                     (ii) ANNUAL BONUS. In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus (the "Annual Bonus") in cash at least equal to the Executive's highest bonus under Central Hudson Gas & Electric Corporation's Management Incentive Plan, Energy Group's Executive Compensation Program, if applicable, or any comparable annual bonus under any predecessor or successor plan, for the last three full fiscal years prior to the Effective Date (annualized in the event that the Executive was not employed by Energy Group or its affiliated company for the whole of such fiscal year) (the "Recent Annual Bonus"). Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded.

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                     (iii)  INCENTIVE, SAVINGS AND RETIREMENT PLANS. During the
Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of Energy Group or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by Energy Group or its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Energy Group or its affiliated companies.

                     (iv) WELFARE BENEFIT PLANS. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by Energy Group or its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of Energy Group or its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of Energy Group or its affiliated companies.

                     (v) EXPENSES. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of Energy Group or any of its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                     (vi) FRINGE BENEFITS. During the Employment Period, the Executive shall be entitled to fringe benefits, including, without limitation, use of an automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of Energy Group or any of its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                     (vii) OFFICE AND SUPPORT STAFF. During the Employment Period, the Executive shall be entitled to an office and support staff at least equal to the most favorable of

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the foregoing provided to the Executive by Energy Group or any of its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                     (viii) VACATION. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of Energy Group or any of its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies.

                     (ix) CERTAIN EXCLUSIONS. In determining the benefits provided in subclauses (i) through and including (viii) of this paragraph (b), there shall be excluded from consideration any such benefits provided by any of the affiliated companies during the measuring periods, if any, referred to in such subclauses if Energy Group has elected not to enter into Employment Agreements (of this Type) with executives of such affiliated companies.

       6.     TERMINATION OF EMPLOYMENT.

              (a) DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Energy Group or any of its affiliated companies determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 13(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with Energy Group or any of its affiliated companies shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with Energy Group or any of its affiliated companies on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Energy Group or its insurers and acceptable to the Executive or the Executive's legal representative.

              (b) CAUSE. The Executive's employment during the Employment Period may be terminated for Cause. For purposes of this Agreement, "Cause" shall mean:

                     (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with Energy Group or any of its affiliated companies (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of Energy Group which specifically identifies the

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       manner in which the Board or Chief Executive Officer believes that the
       Executive has not substantially performed the Executive's duties, or

                     (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to Energy Group or any of its affiliated companies.

       For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of Energy Group or any of its affiliated companies. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of Energy Group or any of its affiliated companies based upon the advice of counsel for Energy Group shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Energy Group or any of its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph
(i) or (ii) above, and specifying the particulars thereof in detail.

              (c) GOOD REASON. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

                     (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 5(a) of this Agreement, or any other action by Energy Group or any of its affiliated companies which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Energy Group or any of its affiliated companies promptly after receipt of notice thereof given by the Executive;

                     (ii) any failure by Energy Group or any of its affiliated companies to comply with any of the provisions of Section 5(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Energy Group or any of its affiliated companies promptly after receipt of notice thereof given by the Executive;

                     (iii) Energy Group or any of its affiliated companies requiring the Executive to be based at any office or location other than as provided in Section 5(a)(I)(B) hereof or Energy Group or any of its affiliated companies requiring the

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       Executive to travel on company business to a substantially greater extent than required immediately prior to the Effective Date;

                     (iv) any purported termination by Energy Group or any of its affiliated companies of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                     (v) any failure by Energy Group or any of its affiliated companies to comply with and satisfy Section 12(c) of this Agreement.

       For purposes of this Section 6(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

              (d) NOTICE OF TERMINATION. Any termination by Energy Group or any of its affiliated companies for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or Energy Group or any of its affiliated companies to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Energy Group or any of its affiliated companies, respectively, hereunder or preclude the Executive or Energy Group or any of its affiliated companies, respectively, from asserting such fact or circumstance in enforcing the Executive's or Energy Group's or any of its affiliated company's rights hereunder.

              (e) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by Energy Group or any of its affiliated companies for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by Energy Group or any of its affiliated companies other than for Cause or Disability, the Date of Termination shall be the date on which Energy Group or any of its affiliated companies notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

       7. OBLIGATIONS OF ENERGY GROUP AND ITS AFFILIATED COMPANIES UPON TERMINATION. (a) GOOD REASON; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, Energy Group or any of its affiliated companies shall terminate the Executive's employment other

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than for Cause or Disability or the Executive shall terminate employment for
Good Reason:

                     (i) Energy Group shall pay, or cause to be paid, to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                            A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                            B. the amount equal to the product of (1) the Multiple and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Highest Annual Bonus;

                     (ii) for a number of years after the Executive's Date of Termination equal to the Multiple, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, Energy Group or any of its affiliated companies shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 5(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of Energy Group or any of its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the expiration of a number of years after the Date of Termination equal to the Multiple and to have retired on the last day of such period;

                     (iii) Energy Group or any of its affiliated companies shall, at its sole expense as incurred, provide the Executive with out placement services from a

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       recognized out placement service provider, the scope of which shall be selected by the Executive in his sole discretion but the cost to Energy Group shall not exceed $30,000; and

                     (iv) to the extent not theretofore paid or provided, Energy Group or any of its affiliated companies shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Energy Group or any of its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

              (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by Energy Group or any of its affiliated companies to the estates and beneficiaries of peer executives of Energy Group and any such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of Energy Group or any of its affiliated companies and their beneficiaries.

              (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate as of the Disability Effective Date, without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 7(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by Energy Group or any of its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of Energy Group or any of its affiliated companies and their families.

              (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall

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be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

       8. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by Energy Group or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 13(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with Energy Group or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Energy Group or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

       9. FULL SETTLEMENT. Energy Group's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Energy Group or any of its affiliated companies may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Energy Group agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Energy Group or any of its affiliated companies, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

       10. CERTAIN ADDITIONAL PAYMENTS BY ENERGY GROUP OR ITS AFFILIATED COMPANIES.

              (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Energy Group or any of its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
10) (a

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


"Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 10(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

              (b) Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a major accounting firm with expertise in such matters designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Energy Group and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Energy Group. All fees and expenses of the Accounting Firm shall be borne solely by Energy Group. Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid, or caused to be paid, by Energy Group to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Energy Group and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Energy Group should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Energy Group exhausts its remedies pursuant to Section 10(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid, or caused to be paid, by Energy Group to or for the benefit of the Executive.

              (c) The Executive shall notify Energy Group in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Energy Group of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise Energy Group of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Energy Group (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Energy Group notifies the Executive in

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


writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                     (i) give Energy Group any information reasonably requested by Energy Group relating to such claim,

                     (ii) take such action in connection with contesting such claim as Energy Group shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Energy Group,

                     (iii) cooperate with Energy Group in good faith in order effectively to contest such claim, and

                     (iv) permit Energy Group to participate in any proceedings relating to such claim;

provided, however, that Energy Group shall bear and pay, or cause to be paid, directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 10(c), Energy Group shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Energy Group shall determine; provided, however, that if Energy Group directs the Executive to pay such claim and sue for a refund, Energy Group shall advance, or cause to be advanced, the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Energy Group's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by the Executive of an amount advanced, or caused to be advanced, by Energy Group pursuant to Section 10(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Energy Group's complying with the requirements of Section 10(c)) promptly pay to Energy Group the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced, or caused to be advanced, by Energy Group pursuant to Section 10(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Energy Group does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

       11. CONFIDENTIAL INFORMATION. The Executive shall hold in a fiduciary capacity for the benefit of Energy Group or any of its affiliated companies all secret or confidential information, knowledge or data relating to Energy Group or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by Energy Group or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with Energy Group or any of its affiliated companies, the Executive shall not, without the prior written consent of Energy Group or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Energy Group and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

       12.    SUCCESSORS.

              (a) This Agreement is personal to the Executive and without the prior written consent of Energy Group shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

              (b) This Agreement shall inure to the benefit of and be binding upon Energy Group and its successors and assigns.

              (c) Energy Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Energy Group to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Energy Group would be required to perform it if no such succession had taken place.

       13. EARLY TERMINATION. This agreement shall terminate as of the date Executive becomes employed by any of the affiliated companies to which Energy Group has elected not to enter into employment agreements (of this Type) with executives of such affiliated companies; provided such employment becomes effective prior to a Change of Control.

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


       14.    MISCELLANEOUS.

              (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

              (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

              IF TO THE EXECUTIVE:

                     (full address of Executive)



              IF TO ENERGY GROUP:

                     CH Energy Group, Inc.
                     284 South Avenue
                     Poughkeepsie, New York  12601-4879

                     Attention:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

              (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

              (d) Energy Group may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

              (e) The Executive's or Energy Group's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or Energy Group may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 6(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

              (f) The Executive and Energy Group acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and Energy Group, or any of its affiliated companies, the employment of the Executive by Energy Group or any of its affiliated companies is "at will" and, subject to Section 2(c) hereof, prior to the Effective Date, the Executive's employment and/or this Agreement may be terminated by either the Executive or Energy Group or any of its affiliated companies at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement; PROVIDED, that this Agreement may not be terminated by Energy Group or any of its affiliated companies if it is reasonably demonstrated by the Executive that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control. From and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.



       IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, Energy Group has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

                                   ---------------------------------------------
                                              (full name of Executive)



                                   CH Energy Group, Inc.



                                   By __________________________________________
                                         Chairman of the Board and
                                         Chief Executive Officer

                                   (add Central Hudson Energy Services, Inc.
                                   or Central Hudson Gas & Electric Corporation, if needed

                                   By __________________________________________
                                        President and Chief Operating Officer

                                       16